Exhibit 99.10

Consent of Morgan Stanley & Co. LLC

We hereby consent to the use in the prospectus which forms a part of the registration statement of International Flavors & Fragrances Inc. (“IFF”) on Form S-4 of our opinion dated December 15, 2019 appearing as Annex B to such prospectus, and to the description of such opinion and to the references to our name contained therein under the headings “Questions and Answers About the Exchange Offer and the Transactions—Questions and Answers about this Prospectus, the Transactions and Related Steps,” “Summary—Opinions of IFF’s Financial Advisors,” “Risk Factors—Risks Related to the Transactions,” “The Transactions—Background of the Transactions,” “The Transactions—IFF’s Reasons for the Transactions,” “The Transactions—Opinion of Morgan Stanley & Co. LLC” and “The Transactions—Certain Financial Forecasts Prepared by IFF.” In giving the foregoing consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended (the “Securities Act”), or the rules and regulations promulgated thereunder, nor do we admit that we are experts with respect to any part of such Registration Statement within the meaning of the term “experts” as used in the Securities Act or the rules and regulations promulgated thereunder.

MORGAN STANLEY & CO. LLC

By:	/s/ David Khayat
David KHAYAT
Managing Director

June 23, 2020